Exhibit 99.2

                                                            June 16, 1998
Dear Stockholder:

As you know, Lynx's business is now focused exclusively on exploiting the Company's proprietary, massively parallel technologies for the manipulation and analysis of DNA. These are not only well protected by patents and technically difficult to emulate, they are also extremely powerful. They can deal simultaneously with 500,000 or more DNA molecules, cloning them and automatically collecting the clones on as many microbeads for subsequent simultaneous assaying. Such massively parallel assays of clones for various applications have been, or are being, reduced to practice. One, for example, enables sorting the beads (clones) according to various properties they might share. Another enables simultaneous comparisons between sets of clones. And yet another yields sequence information from each clone. All promise exciting business opportunities for Lynx because they enable analyses that are either too difficult or too onerous, if not impossible, to address by other methods. Since pursuing them requires a revision of our earlier plans, and since the evolving genetics and genomics landscape suggests even more opportunities for our technologies, it seemed appropriate to review for you all these opportunities together as well as their context.

The ability to sort clones of genes that share certain properties or satisfy given criteria has recently been reduced to practice for two applications: the first seeks to extract rarely expressed genes from the haystack of abundant ones, while the second seeks to extract genes that are differentially expressed between samples. The first of these is important because rare genes, not easily accessible by current techniques, account for the still unidentified 20 to 30 percent or so of human genes. Their extraction and subsequent cloning and sequencing would essentially complete existing data bases on which much research and many gene chips are based. The second, of course, is important in functional genomic studies. Other techniques will extract or identify genes differentially expressed between samples only if they are already known or abundantly expressed. They are thus inadequate in many cases, especially where rare human tissues, or tissues from animal models are concerned. Lynx expects shortly to begin such extractions for the account of existing and prospective partners.

Sequence information obtained in parallel from a large number of clones of expressed genes may serve to quantify gene expression in a tissue or cell; it may enable the assembly of genomic maps if the clones are genomic fragments; and, finally, it may enable the assembly of genomic sequences. The first of these helped attract our current partners, the second is the object of partnering discussions aimed at mapping certain non-human genomes, and the third will be discussed separately in a later paragraph. The past several months have been devoted in part to constructing second generation machines able to sequence cDNA and genomic DNA libraries. Two such instruments have been completed and are being tested; another eight will be completed by the end of June. Barring the unexpected, we hope to begin providing preliminary sequence data to our existing and prospective partners sometime this summer.

Genome-based genetics is a young field where every advance increases demand for yet others. Identification of 70 to 80 percent of human genes has whet the appetite for the rest, as was mentioned above. Now that 3 to 5 percent of the human genome have been sequenced, hunger for the rest has initiated a controversial and very expensive race for the human genome between private and public interests that will consume hundreds of millions dollars. Overlooked in the debate over this race is that its object is not an end but a beginning. The beginning of another race to sequence a multitude of individual genomes such as yours and mine, and those of sick and healthy people of all possible races, ethnicities and histories. For it is only by comparing such genomes that one may hope to fully elucidate the genetic basis of disease and of disease predisposition. But this will not be practical with current technologies that exact a price tag of hundreds of millions of dollars for just one genome. That is why other strategies are used for such (partial) comparisons of genomes until new advances in technology further drive down the cost of genomic sequencing.

One such strategy has nurtured yet another race, the race for polymorphisms. Polymorphisms are sequence differences between individuals, sometimes involving as little as a single base change, which may be used to compare different groups of people with different diseases or disease dispositions, to see if their genomes share common regions. These could then serve either as diagnostic indicators or as targets for therapies. Prodded by announcements that private ventures expect to discover and patent large numbers of polymorphisms within two to three years, publicly funded organizations have accelerated their own searches for polymorphisms in order to place these in the public domain for use by all. Either way the searches won't be easy as they are quite laborious with existing technologies. They require sequencing genomic fragments from several individuals until the same fragments from each can be found and compared. Many repeated sequencing experiments are thus needed to obtain a set of polymorphisms. With the human genome containing over 3,000,000 sequence polymorphisms, it is not clear, without further experiments, which subset will better uncover disease association.

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With Lynx's parallel technologies the task of identifying  polymorphisms is much simpler. Recent developments have shown that it is possible both to compare simultaneously large numbers of fragments from different genomes, and to retrieve those fragments containing polymorphisms, without doing any sequencing. (Validating polymorphisms discovered in this way does require sequencing the isolated fragments; but that amount of sequencing is small, only a few percent of that required by methods based on conventional searches.) This capacity to conduct parallel scans of whole genomes provides Lynx with a much more direct path to disease-associated differences. In addition, it enables focusing on particular kinds of sequence differences so that the subsequent assaying of thousands of patients for the differences can readily be made using similar parallel techniques.

Lynx has therefore launched, on June 1, a new program for polymorphism identification. A new department is being formed to house this work and a new Vice President will soon join the Company to organize and manage the search program and subsequent sequence validations. This program will not just search for random polymorphisms. It will include from the start a search for disease-associated ones. The Company believes that its parallel technologies will allow it to discover by early 1999 up to 100,000 sequence polymorphisms (about 1 per gene) with less than a dozen technicians.

The ability to screen large polymorphism sets against individual genomes in population groups is an increasingly important application. To this end, Lynx is also developing a highly parallel genotyping method derived both from the Company's proprietary "cloning on beads" technology and the parallel screening technology described above. It is expected to enable the simultaneous screening of a polymorphism set against a whole individual genome and, therefore, very high throughput genotyping of population groups. The Company is in discussion with several potential partners with whom fully to exploit these latest applications of its technologies. Applications being discussed include screening large population groups in search of disease association or disease pre-disposition, as well as pharmacogenomic investigations.

Later, when the availability of the first generic human genome begins to fuel the appetite for large comparative studies of genomes, its very availability will also enable Lynx's massively parallel sequencing to feed that appetite. That technology obtains sequences, simultaneously, from very large numbers of genome fragments. Availability of a generic human genome will greatly simplify the task of splicing together such fragmented sequences obtained from any other human genome. It will also reduce the need for multiple fragmentations. Thus, Lynx expects the genome's availability will open up for it the genomic re-sequencing market. The Company is already planning for that market. A new system capable of re-sequencing any variant genome in a few weeks (rather than the few hundred instrument-weeks of the conventional technology) is now under development. It should be ready within the two to three years projected for the availability of the genome. If we are successful, Lynx could be one of the first, if not the first, to benefit from this new field that will be built upon the availability of the human genome.

The past months have been occupied by efforts to demonstrate the feasibilities of the technologies mentioned above, and by efforts to understand their values and potentials so as to better approach the appropriate markets or prospective opportunities. This reassessment has given us the confidence to be more aggressive in defining and choosing partnerships. We are, in particular, extremely excited by the potential value of our new polymorphism identification technology as we believe it could give us a clear edge over many others with far greater resources. It is my hope that a similar communication to you, a few months from now, will validate this claim with concrete results.

                                      Sincerely,


                                      /s/  Sam Eletr

                                      Sam Eletr, Ph.D.
                                      Chairman and CEO


Statements included in this press release which are not historical in nature, are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to the risks and factors identified from time to time in the Company's reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 1997.